Exhibit 10.11

1STDIBS.COM, INC.

EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (this “Plan”) is adopted by 1stdibs.com, Inc., a Delaware corporation (the “Company”), effective immediately on __________ (the “Effective Date”). This Plan applies to the Company’s Chief Executive Officer (the “CEO”) and those executive employees of the Company designed as “Executives” on Schedule I attached hereto (each, an “Executive”). Schedule I may be modified by the Committee (as defined below) from time to time without the need for a formal amendment to this Plan, in which case an updated Schedule I shall be attached hereto. For purposes of this Plan, all references to the Company shall include the Company’s affiliates and subsidiaries unless the context otherwise requires.

RECITALS

It is expected that the Company from time to time shall consider the possibility of restructuring within the Company or an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a restructuring or Change in Control of the Company.

The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment and to motivate the Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment, including following a Change in Control. These benefits shall provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive and his or her dependents with certain severance benefits upon the Executive’s termination of employment due to death or disability. These benefits shall provide the Executive and his or her dependents with financial assistance in a time of need.

Certain capitalized terms used in this Plan are defined in Section 5 below.

PLAN

1. Plan Administration. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have the authority to amend, terminate and interpret this Plan, select and designate executive employees of the Company to participate in this Plan, and to make any and all other determinations necessary or advisable for the administration of this Plan. For the avoidance of doubt, the Committee shall have the authority to amend or terminate this Plan at any time and for any reason; provided, however, that except as otherwise permitted by this Plan or as required to comply with any applicable law, regulation or rule, the termination of this Plan, or any amendment thereof, shall not have a material adverse effect on the Executive’s benefits under this Plan without the Executive’s consent. All determinations and interpretations of the Committee shall be final, binding, and conclusive as to all persons. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons and such persons shall have the full authority to exercise the duties so delegated.

2. Term of Plan. This Plan shall have an initial term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term, this Plan shall automatically renew for successive additional terms of three (3) years (each, an “Additional Term”) on the same terms and conditions, unless this Plan is either terminated or amended by the Committee in its sole discretion at the end of the Initial Term or an Additional Term, in which case this Plan shall either terminate at the end of the applicable term or continue under the new terms approved by the Committee. Notwithstanding the foregoing provisions, if a Change in Control occurs when there are fewer than twelve (12) months remaining in the Initial Term or an Additional Term, as applicable, then such Initial Term or Additional Term, as applicable, shall extend automatically through the date that is twelve (12) months following the Change in Control. If the Executive becomes entitled to benefits under Section 4 during the term of this Plan, this Plan shall not terminate with respect to such Executive until all of the obligations of the parties hereto with respect to this Plan have been satisfied.

3. At-Will Employment. The Executive’s employment with the Company is “at-will” employment and may be terminated by the Company at any time with or without cause or notice. This Plan does not create any right to continued employment. Further, the Executive’s job performance or promotions, commendations, bonuses or the like from the Company do not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.

4. Severance and Termination.

(a) Involuntary Termination. If the Executive’s employment with the Company is terminated (i) by the Executive with Good Reason, (ii) by the Company without Cause or (iii) due to the Executive’s death or the Executive becoming Disabled, and (x) the Executive (or the Executive’s estate or representative, as applicable) signs and does not revoke (if applicable) a separation and release agreement substantially in the form attached hereto as Exhibit A (as modified to reflect applicable law and circumstances and with any other modifications as mutually agreed to by the Company and the Executive) (the “Separation and Release Agreement”), and (y) the Executive complies with the restrictive covenants and contractual obligations applicable to the Executive, including but not limited to the Employee Assignment of Intellectual Property, Confidentiality and Non-Competition Agreement, then the Executive shall be entitled to the following:

(i) the Company shall continue to pay the Executive’s then current base salary (less applicable payroll deductions), in equal installments for a period of twelve (12) months following the Executive’s termination of employment, in accordance with the Company’s regular payroll practices; provided that any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(ii) if the Executive elects to continue health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive and the Executive’s eligible dependents, then for a period of twelve (12) months following Executive’s termination of employment, so long as the Executive is paying COBRA premiums during such period, the Company agrees to directly pay to the carrier on the Executive’s behalf a monthly payment equal to the amount that was paid by the Company for such coverage as of the date of the Executive’s termination and any increases in such premiums during such period that may be required to maintain the same level of coverage. The Executive shall be responsible for filing any necessary paperwork for COBRA coverage and for payment of all premiums, including providing evidence for such payment of premiums as requested by the Company; and

(iii) the Company shall provide the Executive with reasonable outplacement assistance with an outplacement firm of the Company’s choosing, with such amount paid directly to such outplacement firm.

In addition, the Executive (or the Executive’s estate or representative, as applicable) shall be entitled to receive the Accrued Compensation.

(b) Involuntary Termination for Cause or Voluntary Resignation without Good Reason. If the Company terminates the Executive’s employment with the Company for Cause or the Executive resigns without Good Reason, then the Executive shall (i) receive the Executive’s Accrued Compensation, and (ii) not be entitled to any other compensation or benefits from the Company except as may be required by applicable law. No other compensation or benefits shall be paid or provided to the Executive under this Plan on account of a termination for Cause or a resignation without Good Reason, or for periods following the date when such a termination of employment is effective.

(c) Change in Control Benefits. If the Executive’s employment with the Company is terminated (i)(A) by the Executive with Good Reason, (B) by the Company without Cause or (C) due to the Executive’s death or the Executive becoming Disabled, and (ii) such termination occurs within twelve (12) months after a Change in Control, then provided (x) the Executive (or the Executive’s estate or representative, as applicable) signs and does not revoke (if applicable) the Separation and Release Agreement, and (y) the Executive complies with the restrictive covenants and contractual obligations applicable to the Executive, including but not limited to the Employee Assignment of Intellectual Property, Confidentiality and Non-Competition Agreement, then the Executive shall be entitled to the following:

(i) the Company shall continue to pay an amount equal to the sum of (A) the Executive’s then current base salary plus (B) the Executive’s then current target annual bonus, less applicable payroll deductions, in equal installments for a period of twelve (12) months following the Executive’s termination of employment, in accordance with the Company’s regular payroll practices; provided that any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(ii) if the Executive elects to continue health insurance coverage under COBRA for the Executive and the Executive’s eligible dependents, then for a period of twelve (12) months following the Executive’s termination of employment, so long as the Executive is paying COBRA premiums during such period, the Company shall pay the Executive a monthly payment as a reimbursement equal to the amount that was paid by the Company for such coverage as of the date of the Executive’s termination and any increases in such premiums during such period that may be required to maintain the same level of coverage. The Executive shall be responsible for filing any necessary paperwork for COBRA coverage and for payment of all premiums, including providing evidence for such payment of premiums as requested by the Company;

(iii) all of the Executive’s outstanding Company equity compensation awards (including, but not limited to, stock options, stock appreciation rights, restricted stock or restricted stock units) shall immediately vest in full, with post-termination exercisability as specified in the applicable equity award agreement; and

(iv) the Company shall provide the Executive with reasonable outplacement assistance with an outplacement firm of the Company’s choosing, with such amount paid directly to such outplacement firm.

In addition, the Executive (or the Executive’s estate or representative, as applicable) shall be entitled to receive the Accrued Compensation. For purposes of clarity, if this Section 4(d) applies, the Executive shall not also receive benefits under Section 4(a).

5. Definitions.

(a) Accrued Compensation. For purposes of this Plan, “Accrued Compensation” means (i) the Executive’s base salary earned but unpaid through the date of termination of employment, which such base salary shall be paid in accordance with applicable law and (ii) all expense reimbursements and any other vested benefits due to the Executive through the date of termination of employment in accordance applicable law and with Company plans and policies applicable to the Executive, which such benefits are to be provided in accordance with the terms of applicable law and/or the applicable employee benefit plan or policy.

(b) Cause. For purposes of this Plan, “Cause” means the occurrence of any of the following:

(i) a material breach by the Executive of his or her employment agreement or similar agreement with the Company;

(ii) a material violation by the Executive of a federal or state law or regulation applicable to the business of the Company that has a material adverse effect on the Company;

(iii) the Executive’s misappropriation or embezzlement of Company funds or property or an act of fraud upon the Company made by the Executive;

(iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, or crime constituting a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude;

(v) the willful failure by the Executive to perform his or her material duties for the Company;

(vi) repeated and continuous failure to perform the Executive’s duties to the satisfaction of the Board in its good faith determination;

(vii) the Executive’s breach of the Executive’s fiduciary duties to the Company;

(viii) a willful violation of a written Company policy, the violation of which is stated in such policy to be grounds for termination, or lawful directive of the Board;

(ix) conduct which violates applicable law or the policies of the Company with respect to non-discrimination, workplace harassment or similar protections of workers in the workplace;

(x) an act by the Executive which constitutes gross misconduct and which is materially and demonstrably injurious to the Company; or

(xi) the Executive’s commission of any act, occurring or coming to light during Executive’s employment with the Company, that brings the Executive into public contempt or ridicule or that the CEO and the Board reasonably judge to be likely to injure the operations or reputation of the Company or the Company’s employees or reputation, with the Executive accorded an opportunity to respond in writing or in person, at the Executive’s option, to the CEO and the Board prior to the termination of the Agreement; provided that, if the Executive subject to this Section 5(b)(xi) is the CEO, the CEO’s judgement shall not be taken into account when evaluating such act, occurring or coming to light.

No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interests.

Notwithstanding the foregoing, Cause shall not exist with respect to Section 5(b)(iv), Section 5(b)(v), Section 5(b)(vi) or Section 5(b)(vii) until and unless the Executive fails to cure such breach, neglect or misconduct (if such breach, neglect or misconduct is capable of cure) within ten (10) days after written notice from the Board. If the Executive’s employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company had Cause to terminate the Executive’s employment (or would have had Cause if it knew all of the relevant facts), the Executive’s termination shall be treated as a discharge by the Company for Cause.

(c) Change in Control. For purposes of this Plan, “Change in Control” means the occurrence of any of the following events:

(i)	a change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)

the consummation of a merger or consolidation of the Company or a subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	the sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection 5(c)(i)(A) above, the term “look-back date” means the later of (1) the Effective Date and (2) the date that is twenty-four (24) months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection 5(c)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 4(c) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.

(d) Disabled. For purposes of this Plan, “Disabled” means any permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive shall be considered Disabled for purposes of this Plan if the Executive is approved for long-term disability benefits under a plan or program maintained by the Company.

(e) Exchange Act. For purposes of this Plan, “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f) Good Reason. For purposes of this Plan, “Good Reason” means, without the prior written consent of the Executive, (i) a material diminution in the Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) a material diminution in the Executive’s duties, responsibilities or title or (iii) a change of more than 50 miles in the geographic location at which the Executive provides services to the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Executive gives the Company written notice within 30 days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying in reasonable detail the circumstances which the Executive believes constitutes the basis for Good Reason. If the Company fails to cure such circumstances, if curable, within 60 days after receipt of such notice, the Executive must terminate his or her employment for Good Reason within 30 days following the expiration of such 60-day cure period.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Executive (x) constitute “parachute payments” within the meaning of Section 280G of Code and (y) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits and other payments under Section 4(d) shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits and other payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits and other payments, notwithstanding that all or some portion of such severance benefits and other payments may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” as defined in Section 280G of the Code, is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following manner:

(i) the payments and benefits which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and

(ii) all other payments and benefits shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Section 409A. Notwithstanding anything to the contrary in this Plan, if the Company determines that the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) at the time of the Executive’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled pursuant to this Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such benefits shall be delayed until the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s termination of employment but prior to the six (6) month anniversary of the Executive’s termination of employment, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything to the contrary in this Plan, no Deferred Compensation Separation Benefits payable under this Plan shall be considered due or payable until and unless the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until the Executive has a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements payable pursuant to this Plan are subject to Section 409A, any such reimbursements payable to the Executive pursuant to this Plan shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the Executive’s right to reimbursement under this Plan shall not be subject to liquidation or exchange for another benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of this Plan’s benefits shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company reserves the right to amend this Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Executive under this Plan.

Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Plan that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.

8. Release of Claims. The receipt of any payments and benefits pursuant to this Plan is subject to the Executive signing and not revoking (if applicable) the Separation and Release Agreement; provided that the Separation and Release Agreement is effective within sixty (60) days following the Executive’s termination of employment (the “Release Deadline”). No severance shall be paid or provided until the Separation and Release Agreement becomes effective. If the Separation and Release Agreement is not effective by the Release Deadline, the Executive forfeits the Executive’s right to any severance under this Plan. Severance payments shall commence or be paid, as applicable, on or before the sixtieth (60th) day following the date of the Executive’s termination of employment, or, if later, such time as required by Section 7. In the event the

Executive’s termination of employment occurs at a time during the calendar year where it would be possible for the Separation and Release Agreement to become effective in the calendar year following the calendar year in which the Executive’s termination of employment occurs, then any severance shall be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (a) the payment schedule applicable to each payment or benefit, (b) the date the Separation and Release Agreement becomes effective, or (c) the time required by Section 7 of this Plan.

9. Successors.

(a) Companv’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Plan by operation of law.

(b) Executive’s Successors. The terms of this Plan and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given as follows (a) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Plan and (ii) the sender of such email does not receive a written notification of delivery failure, (b) if sent by a well-established commercial overnight service, on the date of delivery, or, if earlier, one (1) day after being sent, (c) if sent by registered or certified mail, three (3) days after being mailed, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:                 1stdibs.com, Inc.

                             51 Astor Place, 3rd Floor

                             New York, New York 10003

                             Attention:        Alison Lipman

                             Email:

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Other Agreements. To the extent that the Executive participates in any Company plan or has entered into another agreement with the Company that also provides for one or more of the severance benefits set forth in this Plan upon termination of employment, then with respect to each such payment or benefit, the Executive shall be entitled to receive either (i) such payment or benefit under such other agreement or (ii) the payment or benefit provided under this Plan, whichever of the foregoing results in the receipt by the Executive on an after-tax basis of the greater payment or benefit and subject to compliance with Section 409A, to the extent applicable, and provided that the Executive does not receive any duplication of payments or benefits. For the avoidance of doubt, in no event shall the Executive become entitled to a duplication of benefits under this Plan and any other severance plan or program of the Company (including, without limitation, the 1stdibs Inc. Severance Plan, effective as of June 1, 2018). Notwithstanding any provision of this Plan to the contrary, to the extent that any Executive is entitled to any period of paid notice under Federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act of 1988, the benefits and amounts payable under this Plan shall be reduced (but not below zero) by the base pay received by the Executive during the period of such paid notice.

(c) Headings. All captions and section headings used in this Plan are for convenient reference only and do not form a part of this Plan.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Withholding. All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.

(f) Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of New York, without preference to principles of conflict of law.

(g) Survival. Those provisions and obligations of this Plan which are intended to survive shall survive notwithstanding termination of the Executive’s employment with the Company or any of its affiliates or subsidiaries or the termination of this Plan.

(h) No Effect on Other Benefits. Benefits under this Plan, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies or agreements, except to the extent expressly provided therein or herein.

(i) ERISA. The Plan is an unfunded compensation arrangement for a select group of management or highly compensated employees of the Company and any exemptions under the Employee Retirement Income Security Act of 1974, as amended, applicable to such an arrangement shall be applicable to the Plan.

To record the adoption of this Plan by the Board, the Company has caused its authorized officer to execute the same.

1STDIBS.COM, INC.

By:
Name:
Title:

SCHEDULE I

“Executives”

As of the Effective Date, the following executive employees of the Company are “Executives” for purposes of the Plan:

Name	Title
Nancy Hood	Chief Marketing Officer
Sarah Liebel	Chief Revenue Officer
Alison Lipman	Chief People Officer
Tu Nguyen	Chief Financial Officer
Ross Paul	Chief Technology Officer
Xiaodi Zhang	Chief Product Officer

I-1

EXHIBIT A

Form of Separation and Release Agreement

A-1

                    , 20

BY EMAIL

[NAME]

[EMAIL ADDRESS]

Dear [NAME]:

You are being provided with this Separation and Release Agreement (this “Agreement”) in connection with your separation from employment with 1stdibs.com Inc., a Delaware corporation (“1stdibs” or the “Company”), under the 1stdibs.com, Inc. Executive Severance Plan (the “Plan”). If there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. If you agree with these terms, please sign and date this Agreement in the space provided at the end and return to me as set forth in Section 17 below.

1.	Separation Date: Your date of separation of employment with the Company will be [END DATE] (the “Separation Date”).

2.	Separation Benefits and Accrued Compensation:

a.

If you sign this Agreement, you will be provided with the payments and benefits in accordance with, and subject to the terms of, Section [4(a)][1][4(c)][2] of the Plan (the “Separation Benefits”). Subject to any payment schedule set forth in the Plan, the Separation Benefits will be paid or provided (as applicable) to you after you execute this Agreement [and the seven (7)-day revocation period described in Section 21 below has expired without revocation].[3] In addition, your receipt of the Separation Benefits is subject to your compliance with the terms and conditions of this Agreement, the Restrictive Covenants Agreement and the Plan. The Separation Benefits are in full and final satisfaction of any and all claims you may have against the Releasees (as defined below) (including, without limitation, in respect of compensation, severance, bonus, options, vacation, reimbursable expenses or otherwise), and exceeds in value any payments to which you may otherwise be entitled.

b.	In addition to the Separation Benefits, you will be entitled to receive the Accrued Compensation in accordance with, and subject to the terms of, the Plan.

3.

General Release: You voluntarily, knowingly and willingly release and forever discharge the Company, its parents, predecessors, subsidiaries and affiliates, together with each of those entities’ respective officers, directors, partners, shareholders, members, employees, employee

[1]	Insert for a termination not in connection with a Change in Control.
[2]	Insert for a termination in connection with a Change in Control.
[3]	Insert for employees who are 40 years of age or older.

benefit plans and the trustees thereof, and agents (collectively, the “Releasees”), from any and all legally waivable claims and rights of any nature whatsoever, whether currently known or unknown, arising out of or relating to your employment relationship with the Company and the termination thereof. This release includes, but is not limited to, any contract claims (expressed or implied, written or oral), or any rights or claims under any federal, state or local statute, including, without limitation, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Older Workers’ Benefit Protection Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, Title VII of the 1964 Civil Rights Act, The Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988, the New York State WARN Act, the New York State Labor Law, the New York City Earned Safe and Sick Time Act, and the New York State and New York City Human Rights Laws[4], all as amended, and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, Company plans. This release specifically includes, but is not limited to, any claims based upon discrimination relating to your race, color, religion, creed, sex, national origin, ancestry, age, veteran status, mental or physical disability or medical condition, marital status, sexual orientation, pregnancy, childbirth or related medical condition, political activity, AIDS or any related condition, color blindness, illiteracy, arrest record, domestic violence victim status, or any other basis prohibited by law. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver or release by you of (a) any rights or claims arising after the date you execute this Agreement, (b) any claims that cannot be waived at law, (c) the obligations of the Company to continue to provide director and officer indemnification to you, to the fullest extent permitted by applicable law, in accordance with the articles of incorporation, bylaws or other governing documents for the Company, (d) your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or (e) any rights or claims to the Separation Benefits or Accrued Compensation.

4.

No Claims Filed: You represent and agree that you have not filed and will not file any lawsuits or arbitrations, charges or complaints against the Company or Releasees. However, nothing in this Agreement is intended to prohibit or restrict you from: (a) testifying truthfully under oath; (b) making any disclosure of information required by law; (c) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; (d) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; (e) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the New York State Division of Human Rights, the New York City Commission on Human Rights,[5] or comparable state or local agency, provided however that you waive any right to recover monetary damages or any other relief in connection with any such charge, investigation or proceeding; or (f) speaking with an

[4]	This release is drafted for use with executives working in New York. To be revised for any executives hired outside of New York.
[5]	This release is drafted for use with executives working in New York. To be revised for any executives hired outside of New York.

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attorney retained by you. You further agree that you will not seek or accept personal, equitable or monetary relief in any civil action, suit or legal proceeding that involves any matter occurring at any time prior to your execution of this Agreement; however, nothing shall interfere with your ability to accept a government bounty.

5.	No Admission of Wrongdoing: Nothing herein shall be deemed to constitute an admission of wrongdoing or violation of the law by either the Company or any of the other Releasees.

6.

Confidential and Proprietary Information: You acknowledge that this Agreement is in addition to, and does not supersede or invalidate, your Employee Assignment of Intellectual Property, Confidentiality and Non-Competition Agreement dated as of [DATE] (the “Restrictive Covenants Agreement”). You will continue to be bound by the terms contained in the Restrictive Covenants Agreement following the Separation Date. Notwithstanding the foregoing and anything to the contrary therein, you and the Company expressly agree that all fees and expenses relating to any arbitration (including, without limitation, the legal fees and expenses of the prevailing party and expert witness fees) arising pursuant hereto shall be paid by the non-prevailing party, and the arbitrator shall include an award of such amounts in its decision. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

7.

Confidentiality: You agree that the terms of this Agreement are CONFIDENTIAL. You agree not to disclose the existence or contents of this Agreement to anyone, other than to your lawyer, financial advisor or spouse, to enforce this Agreement, to respond to a valid subpoena or other legal process, or while engaging in the activities referenced in Section 4 of this Agreement. If you do tell your lawyer, financial advisor or spouse about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well. The Company agrees that it will keep the terms of this Agreement confidential, except as is necessary to administer this Agreement and as required by applicable law.

8.

No Negative Statements: You agree not to make any negative or disparaging statements about, or to intentionally do anything that damages, the Company and the other Releasees, their services, reputation, officers, employees or financial status, or that damages the Company or any of its affiliates in any of its business relationships, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) while engaging in the activities referenced in Section 4 of this Agreement.

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9.

Removal from Positions: You understand and agree, that, upon the Separation Date, you will resign from, and shall no longer hold, any position, directorship, or office that you hold currently with Company and its affiliates and subsidiaries.

10.

Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement and understand that if you do not, the Company shall be entitled to damages incurred due to such breach, except if you successfully establish the invalidity of this Agreement.

11.

Severability: If at any time, after the date of the execution of this Agreement, any court, arbitrator or administrative agency of competent jurisdiction finds that any provision of this Agreement is invalid or unenforceable, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall deemed severed from this Agreement and the remainder of the Agreement shall remain in full force and effect.

12.

Return of Company Property: You represent that by [DATE] you will have returned to the Company all of its property in your possession, custody, or control, including without limitation any laptop computer and all Company software, files, information or documents. You further represent that all Company files, information and Company software stored on your personal computer have been transferred to CD (and delivered to the Company) and deleted from your personal computer’s memory banks. You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property.

13.

Cooperation: You shall fully cooperate with the Releasees and its/their counsel in connection with any investigation, administrative proceeding, claim, arbitration or litigation to which the Company is a party or which relates to any matter in which the Company was involved or about which Company has knowledge. Your cooperation shall include, but is not limited to, providing affidavits, reviewing documents, meeting with counsel and appearing as a witness in any such matter, at a deposition and/or trial, if the Company so requests. If you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, then you shall give prompt notice of such request to the Company. You represent and warrant that you have reported and/or revealed to appropriate Company officials and/or employees any and all subject matters known to you that are required to be reported pursuant to the Company’s Employee Handbook. Except as otherwise permitted herein, you shall not voluntarily cooperate with any investigation, administrative proceeding, claim, arbitration or litigation against the Releasees. Notwithstanding the foregoing, nothing contained herein shall be construed to limit or restrict you from providing truthful information in response to legal process or as may otherwise be provided in law.

14.

Tax Matters: The Company may deduct or withhold from the Separation Benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from the Separation Benefits provided under this Agreement. In addition, it is the Company’s intention that all payments or benefits provided under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, for the avoidance of doubt, the Separation Benefits will be paid or provided (as applicable) in accordance with Section 6 of the Plan, pertaining to compliance with Section 409A of the Code.

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15.

Governing Law:[6] This Agreement shall be construed according to the laws of the State of New York without regard to any state’s conflict of laws provisions. Any claims arising hereunder shall exclusively be resolved by submission to final and binding arbitration before the American Arbitration Association (“AAA”) in New York City, New York. Notwithstanding the foregoing agreement to arbitrate, neither party waives the right (a) to seek through judicial process preliminary injunctive relief to preserve the status quo and (b) to enforce this paragraph should one side or the other not participate in the arbitration or take steps to interfere with or make unworkable in whole or in part the arbitration process. In such cases, the parties hereto each hereby irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the County of New York, State of New York; and each agrees that service of process in any such proceeding will be sufficient if delivered by hand with a copy receipted, or by certified mail, return receipt requested, and that such service shall be deemed “personal service.”

16.	Changes to this Agreement: This Agreement may not be changed unless the changes are in writing and signed by the party against whom enforcement is sought.

17.

Execution and Delivery of this Agreement: If you choose to sign this Agreement, please send the signed Agreement to me, either by hand, certified mail or at [EMAIL ADDRESS]. You understand that the Company will not be required to provide any of the consideration described in this Agreement unless you execute and return this Agreement [and do not revoke this Agreement pursuant to Section 21].[7]

18.

Entire Agreement: This Agreement, together with the Plan and the Restrictive Covenants Agreement, contains the entire agreement between you and the Company and supersedes all other agreements between you and the Company (whether or not in writing).

19.

Counterparts: This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement. Signed signature pages may be transmitted electronically in pdf format or by facsimile, and any such signature shall have the same legal effect as an original.

20.

Successors and Assigns: This Agreement will be binding on you and the Company and upon your and their respective heirs, representatives, successors and assigns, and will run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

21.	Voluntary Waiver: By signing this Agreement, you acknowledge that:

a.	[You had at least [twenty-one (21)][forty-five (45)] days from the date that you received this Agreement to consider its terms;][8]

[6]	The agreement is drafted for use with executives working in New York. To be revised for any executives hired outside of New York.
[7]	Insert for employees who are 40 years of age or older.
[8]	Insert for employees who are 40 years of age or older. Insert 21 days if one employee is terminated. Insert 45 days if two or more employees are terminated.

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b.	You have carefully read and understand this Agreement;

c.	You are advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

d.	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e.	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f.

You KNOWINGLY AND VOLUNTARILY RELEASE the Company and the other Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement; and

g.

[You acknowledge that, after executing this Agreement, you have seven (7) days to revoke it, and that any such notice of revocation should be sent to the Company in accordance with the notice procedures described in Section 10 of the Plan during that seven (7)-day period.][9]

Again, we thank you for all your prior services. Best of luck to you in your future endeavors.

[9]	Insert for employees who are 40 years of age or older.

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PLEASE READ CAREFULLY. THIS SEPARATION AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Read, Accepted and Agreed to:

Name:	[NAME]

Dated:

1stdibs.com, Inc.

Name:	[NAME]

Title:	[TITLE]

Dated:

[Signature Page to Separation and Release Agreement]